Exhibit 21

List of Subsidiaries

North Valley Bank

North Valley Trading Company (inactive)

North Valley Capital Trust I (unconsolidated)

North Valley Capital Trust II (unconsolidated)

North Valley Capital Trust III (unconsolidated)

North Valley Capital Statutory Trust IV (unconsolidated)